EXHIBIT 99.1

T-3 Energy Services, Inc. Announces

Agreement for the

Divestiture of Certain Net Assets

HOUSTON, TEXAS – September 30, 2005. T-3 Energy Services, Inc. (NASDAQ: TTES – News) announced today that it has entered into an Asset Purchase Agreement, subject to certain customary conditions, for the divestiture of substantially all the assets of its Distribution business which is operated by A&B Bolt & Supply, Inc. The transaction is expected to close in October 2005. A&B Bolt & Supply, Inc. distributes products and supplies to the oil, gas and pipeline industries, including valves, pipe, fittings, fasteners and flanges.

Gus Halas, Chairman, President and CEO commented, “With the divestiture of the Distribution segment, T-3 will be positioned to focus entirely on its strategy to grow market share and expand the products and services of the Pressure Control segment, our core business. I wish to thank the current employees of A&B for their service and dedication to T-3 and wish them the very best for the future.”

T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the upstream oil and gas industry, petrochemical and refinery plants.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

Contact:	Michael T. Mino
Chief Financial Officer
Phone: 713-996-4110
mmino@t3es.com